EXHIBIT 21

SUBSIDIARIES OF RAYONIER INC.
as of 12/31/2004

Name of Subsidiary	State/Country of Incorporation/Organization

EAM Corporation	Delaware
Forestal Rayonier Chile Ltd.	Delaware
RayAd, Inc.	Delaware
Rayland, LLC	Delaware
Rayonier Australia Pty Ltd.	South Australia
Rayonier China Limited	Delaware
Rayonier Distribution Corp.	Delaware
Rayonier Far East Ltd.	Delaware
Rayonier Foreign Sales Corporation	U.S. Virgin Islands
Rayonier Forest Management, Inc.	Delaware
Rayonier Forest Operations, LLC	Delaware
Rayonier Forest Properties, LLC	Delaware
Rayonier Forest Resources, L.P.	Delaware
The Rayonier Foundation	New York
Rayonier HB Limited	New Zealand
Rayonier Industries Ltd.	New York
Rayonier International Financial Services Limited	New Zealand
Rayonier International Wood Products, LLC	Delaware
Rayonier MDF New Zealand	New Zealand
Rayonier Minerals, LLC	Delaware
Rayonier New Zealand Limited	New Zealand
Rayonier New Zealand Services Company	Delaware
Rayonier NZ Holdings Limited	New Zealand
Rayonier NZ Management Limited	New Zealand
Rayonier Performance Fibers, LLC	Delaware
Rayonier Products and Financial Services Company	Delaware
Rayonier Properties, LLC	Delaware
Rayonier Timberlands Management, LLC	Delaware
Rayonier TRS Holdings Inc.	Delaware
Rayonier Wood Procurement, LLC	Delaware
Rayonier Wood Products, LLC	Delaware
REMI Environmental, Inc.	Delaware
RLA Trading Corporation	Delaware
Southern Wood Piedmont Company	Delaware